EXHIBIT 1
POTENTIAL PARTICIPANTS
     The potential participants in any potential proxy or consent solicitation (the “Participants”) may include, and/or may be deemed to include, the following: Highland Capital Management, L.P. (“Highland”); Highland Capital Management Services, Inc. (“HCMS”); Highland Crusader Offshore Partners, L.P. (“Crusader”); Highland Crusader Fund GP, L.P. (“Crusader Fund GP”); Highland Crusader GP, LLC (“Crusader GP”); Highland Equity Focus Fund, L.P. (“HEFF”); Highland Equity Focus Fund GP, L.P. (“HEFF Fund GP”); Highland Equity Focus GP, LLC (“HEFF GP”); Highland Legacy Limited (“Legacy”); Highland Select Equity Fund, L.P. (“HSEF”); Highland Select Equity Fund GP, L.P. (“HSEF Fund GP”); Highland Select Equity GP, LLC (“HSEF GP”); PAMCO Cayman, Limited (“PAMCO”); Prospect Street High Income Portfolio, Inc. (“PSH”); Prospect Street Income Shares Inc. (“PSI”); Strand Advisors, Inc. (“Strand”); James D. Dondero (together with Highland, HCMS, Crusader, Crusader Fund GP, Crusader GP, HEFF, HEFF Fund GP, HEFF GP, Legacy, HSEF, HSEF Fund GP, HSEF GP, PAMCO, PSH, PSI, and Strand, the “Highland Parties” and each, a “Highland Party”); Charles Maynard; John J. Ray III; Steven S. Turoff; George A. Overstreet Jr.; Jeffrey E. Ginsberg; Eugene E. Sekulow; David R. Van Valkenburg; and Niles K. Chura (together with Messrs. Maynard, Ray III, Turoff, Overstreet Jr., Ginsberg, Sekulow, Van Valkenburg and Chura, the “Nominees” and each, a “Nominee”).
     Highland is a Delaware limited partnership and a registered investment adviser principally engaged in the business of acting as investment adviser to various entities, including Crusader, Legacy, PAMCO, PSH, and PSI. Pursuant to management agreements, Highland exercises all voting and dispositive power with respect to securities held by Crusader, HEFF, Legacy, HSEF, and PAMCO. Strand is a Delaware corporation principally engaged in the business of serving as the general partner of Highland. Strand is wholly owned by Mr. Dondero. Mr. Dondero is a citizen of the United States principally engaged in the business of serving as the President and a director of Strand. Mr. Dondero was a director of Motient Corporation (the “Company”). Mr. Dondero resigned as a director of the Company, effective as of February 14, 2006.
     HCMS is a Delaware corporation principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     Crusader is a Bermuda exempted limited partnership principally engaged in the business of purchasing, holding and selling securities for investment purposes. Crusader Fund GP is a Delaware limited partnership principally engaged in the business of serving as the general partner of Crusader. Crusader GP is a Delaware limited liability company principally engaged in the business of serving as the general partner of Crusader Fund GP. Crusader GP is wholly owned by Highland.
     HEFF is a Delaware limited partnership principally engaged in the business of purchasing, holding and selling securities for investment purposes. HEFF Fund GP is a Delaware limited partnership principally engaged in the business of serving as the general partner of HEFF. HEFF GP is a Delaware limited liability company principally engaged in the business of serving as the general partner of HEFF Fund GP. HEFF GP is wholly owned by Highland.
     Legacy is a Cayman Islands exempted limited liability company principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     HSEF is a Delaware limited partnership principally engaged in the business of purchasing, holding and selling securities for investment purposes. HSEF Fund GP is a Delaware limited partnership principally engaged in the business of serving as the general partner of HSEF. HSEF GP is a Delaware limited liability company principally engaged in the business of serving as the general partner of HSEF Fund GP. HSEF GP is wholly owned by Highland.
     PAMCO is a Cayman Islands exempted limited liability company principally engaged in the business of purchasing, holding and selling securities for investment purposes.

     PSH is a Maryland corporation and closed-end mutual fund registered under the Investment Company Act of 1940 principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     PSI is a Maryland corporation and closed-end mutual fund registered under the Investment Company Act of 1940 principally engaged in the business of purchasing, holding and selling securities for investment purposes.
     Certain of the Participants hold direct or indirect interests in the Company as follows: PSH owns 1,155,224 shares of common stock; PSI owns 111,940 shares of common stock; Legacy owns 223,880 shares of common stock; PAMCO owns 223,880 shares of common stock; HSEF owns 119,283 shares of common stock (including 10,939 shares that may be acquired upon exercise of outstanding warrants); HEFF owns 1,518,779 shares of common stock (including 164,089 shares that may be acquired upon exercise of outstanding warrants and 54,545 shares that may be acquired upon conversion of outstanding preferred stock); HCMS owns 182,748 shares of common stock (all of which may be acquired upon conversion of outstanding preferred stock); Crusader owns 5,352,497 shares of common stock (including 912,514 shares that may be acquired upon exercise of outstanding warrants and 2,345,694 shares that may be acquired upon conversion of outstanding preferred stock); Highland owns 117,281 shares of common stock (all of which may be acquired upon conversion of outstanding preferred stock); and James D. Dondero owns 18,814 shares of common stock. Highland and Strand (which serves as the general partner of Highland) may be deemed to beneficially own 8,822,764 shares of common stock. James D. Dondero, who serves as the sole director of Strand, may be deemed to beneficially own 9,024,326 shares of common stock. Crusader Fund GP (which serves as the general partner of Crusader) and Crusader GP (which serves as the general partner of Crusader Fund GP) may be deemed to beneficially own 5,352,497 shares of common stock (including 912,514 shares that may be acquired upon exercise of outstanding warrants and 2,345,694 shares that may be acquired upon conversion of outstanding preferred stock). HEFF Fund GP (which serves as the general partner of HEFF) and HEFF GP (which serves as the general partner of HEFF Fund GP) may be deemed to beneficially own 1,518,779 shares of common stock (including 164,089 shares that may be acquired upon exercise of outstanding warrants and 54,545 shares that may be acquired upon conversion of outstanding preferred stock). HSEF Fund GP (which serves as the general partner of HSEF) and HSEF GP (which serves as the general partner of HSEF Fund GP) may be deemed to beneficially own 119,283 shares of common stock (including 10,939 shares that may be acquired upon exercise of outstanding warrants).
     Niles K. Chura is an employee, officer, and/or director of one or more of the Highland Parties. Mr. Chura may participate in soliciting proxies from security holders of the Company in any potential proxy or consent solicitation. Mr. Chura does not beneficially own any interest in any securities of the Company and would not be expected to receive any special compensation in connection with any such solicitation.
     Except as otherwise disclosed herein, Charles Maynard, John J. Ray III, Steven S. Turoff, George A. Overstreet Jr., Jeffrey E. Ginsberg, Eugene E. Sekulow, David R. Van Valkenburg, and Niles K. Chura have no direct or indirect interests, by security holdings or otherwise, required to be disclosed herein, except each such person’s interest in being nominated and elected as a director of the Company.
     In addition, the Highland Parties and the Nominees and certain of their respective affiliates may each be deemed to be a member of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), which group beneficially owns 9,024,326 shares of common stock (including shares that may be acquired upon exercise of outstanding warrants and shares that may be acquired upon conversion of outstanding preferred stock), representing approximately 14.4% of the shares of common stock outstanding as of the date hereof. However, neither this filing nor anything contained herein shall be construed as an admission that any Highland Party or any Nominee is, for any purpose, the beneficial owner of any securities covered by this filing, except as otherwise provided herein.